(KIRKLAND’S LOGO)

News Release

Contact: Mike Madden
Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS FIRST QUARTER RESULTS

JACKSON, Tenn. (May 19, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today reported financial results for the 13-week period ended April 29, 2006.

Net sales for the 13 weeks ended April 29, 2006, increased 9.3% to $92.6 million from $84.7 million for the 13 weeks ended April 30, 2005. Comparable store sales for the first quarter of fiscal 2006 decreased 5.1% compared with a 10.4% decrease for the first quarter of fiscal 2005. Net loss for the first quarter of fiscal 2006 was $3.0 million, or $0.16 per diluted share, compared with a net loss of $1.7 million, or $0.09 per diluted share, for the prior-year period.

As of April 29, 2006, the Company’s store base was comprised of 192 mall locations and 146 off-mall locations with approximately 70% of the comparable store base comprised of mall locations. For the first quarter of fiscal 2006, mall locations posted a comparable store sales decrease of 6.8% and off-mall locations posted a comparable store sales decrease of 0.9%.

Robert E. Alderson, Kirkland’s Chief Executive Officer, said, “Consistent with our quarterly sales announcement earlier this month, the first quarter results reflect the impact of weak customer traffic, especially in the malls, partially offset by a higher average ticket. Our ongoing efforts to refine the merchandise content resulted in pressure on merchandise margins, but we were able to mitigate some of this impact with good control of operating costs as well as distribution efficiencies.”

Second Quarter and Fiscal 2006 Outlook

The Company issued guidance for the second quarter ending July 29, 2006, of a net loss of $0.23 to $0.27 per diluted share, compared with a net loss of $0.29 per diluted share in the prior-year period. Net sales are expected to be $93 million to $96 million, with a comparable store sales decrease of 4% to 7% compared with net sales of $86.8 million and a comparable store sales decrease of 10.2% in the prior-year period.

The Company expects to report earnings for fiscal 2006 in a range of $0.20 to $0.30 per diluted share, net sales of approximately $465 million to $475 million, and comparable store sales of -2% to +1%. During fiscal 2006, the Company expects to open approximately 60 new stores and close 30 stores, or a net increase of 30 stores. The sales volume and comparable store figures reflect a 53-week retail calendar for fiscal 2006 as compared to 52 weeks in fiscal 2005.

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports First Quarter Results

May 19, 2006

Mr. Alderson commented, “We remain focused on our two primary objectives – improving our merchandise assortment and continuing the transition of our store base to off-mall locations.

“In merchandising, our goal is to offer home décor and gift merchandise that appeals to a broader base of customers. Central to this effort are SKU rationalization and featuring key items. While we are performing well in some categories, and inventory levels are on plan, we have more work ahead of us to transition out of the less productive merchandise content responsible for our performance to date.

“In real estate, we continue to execute our transition of the store base to off-mall locations. By the end of fiscal 2006, we expect off-mall locations to account for the majority of our store base for the first time. We believe this transition will lead to better sales and operating margins.”

Investor Conference Call and Web Simulcast

Kirkland’s will conduct a conference call on May 19, 2006, at 11:00 a.m. EDT to discuss the first quarter earnings release and other Company developments, including the outlook for fiscal 2006. The number to call for this interactive teleconference is (913) 981-5572. A replay of the conference call will be available until May 26, 2006, by dialing (719) 457-0820 and entering the passcode, 2190492.

Kirkland’s will also host a live broadcast of its conference call on May 19, 2006, at 11:00 a.m. EDT online at the Company’s website, www.kirklands.com, as well as http://www.videonewswire.com/event.asp?id=33718. The webcast replay will follow shortly after the call and will continue until June 2, 2006.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 339 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2006. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Results

May 19, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005
Net sales	$92,605	$84,715
Cost of sales	64,763	57,980

Gross profit	27,842	26,735
Operating expenses:
Other operating expenses	28,650	26,160
Depreciation and amortization	4,285	3,424
Non-cash stock compensation	195	—

Operating loss	(5,288)	(2,849)
Interest expense:
Revolving line of credit	23	22
Amortization of debt issue costs	5	4
Interest income	(108)	(79)
Other income	(80)	(59)

Loss before income taxes	(5,128)	(2,737)
Income tax benefit	(2,103)	(1,081)

Net loss	$(3,025)	$(1,656)

Earnings (loss) per share:
Basic	$(0.16)	$(0.09)

Diluted	$(0.16)	$(0.09)

Shares used to calculated earnings (loss) per share:
Basic	19,382	19,290

Diluted	19,382	19,290

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KIRK Reports First Quarter Results

May 19, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	April 29, 2006	April 30, 2005	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,822	$4,362	$14,968
Inventories, net	49,862	48,381	49,180
Other current assets	10,955	10,753	8,683

Total current assets	63,639	63,496	72,831
Property and equipment, net	71,555	64,151	72,091
Other long-term assets	1,783	1,472	1,662

Total assets	$136,977	$129,119	$146,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$18,030	$20,407	$24,231
Other current liabilities	17,139	15,178	18,942

Total current liabilities	35,169	35,585	43,173
Deferred rent and other long-term liabilities	37,962	29,235	37,003

Total liabilities	73,131	64,820	80,176

Net shareholders’ equity	63,846	64,299	66,408

Total liabilities and shareholders’ equity	$136,977	$129,119	$146,584

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